Exhibit 4.13

CONSULTING SERVICES AND INFORMATION RIGHTS AGREEMENT

This Consulting Services and Information Rights Agreement (this “Agreement”) is made and entered into as of October 7, 2014 by and between Atento S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Company”) on the one hand, and Bain Capital, Ltd. and Portfolio Company Advisors Ltd, each a limited liability company incorporated under the laws of England and Wales (and its successors and assigns) (the “Consultants”), on the other hand.

The parties hereto agree that this Agreement shall be deemed to take effect as from the termination of the Consulting Services Agreement, dated as of December 12, 2012 (the “Effective Date”).

WHEREAS, Consulting Services (as defined herein) have since the Effective Date been rendered by the Consultants to the Company, its Subsidiaries and Affiliates (each Subsidiary and Affiliate, a “Beneficiary Affiliate” and, together, the “Beneficiary Affiliates”) pursuant to the terms hereof and the Company hereby confirms its retention of the Consultants, and the Consultants confirm their wish to be retained, to provide the Consulting Services to the Company and to each of the Beneficiary Affiliates as required during the Term (defined below) and any extension thereof;

WHEREAS, the parties wish to establish a framework agreement to outline the terms of their overall relationship; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”), which initial term shall be automatically extended thereafter on a year-to-year basis unless the parties agree otherwise at least ninety (90) days prior to the expiration of the Term or any extension thereof. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated prior to expiration of the Term or any extension thereof upon (i) a willful material breach of this Agreement by a party which is not cured within thirty (30) days of receipt of a written notice from the other party requiring cure, (ii) written agreement of the Company and the Consultants, or (iii) the Consultants delivering a written termination notice to the Company. The provisions of Section 6 to Section 19 (inclusive) shall survive any termination of this Agreement.

2. Consulting Services. The Consultants have performed and may perform certain consulting services, as further described below (collectively, the “Consulting Services”), for the benefit of the Company and/or the Beneficiary Affiliates. The Consulting Services may include, without limitation, support and advice in connection with the following and services of the following categories:

(a) general executive services;

(b) business development services;

(c) finance related services, including assistance in the preparation of financial projections;

(d) marketing, including monitoring of ongoing marketing plans and strategies;

(e) operations and project management;

(f) human resources including searching for and hiring of executives, other than in respect of specific transactions;

(g) advice relating to the restructuring of the businesses of the Company and/or any Beneficiary Affiliate; and

(h) other services for the Company and/or the Beneficiary Affiliates or their respective Subsidiaries upon which the Company, the Beneficiary Affiliates, and the Consultant agree.

Legal services have not been and will not be provided by the Consultants. The Consulting Services have been and will be conducted in support of the members of management and boards of directors of the Company and the Beneficiary Affiliates and, for the avoidance of doubt, the Consulting Services shall be considered provided by outside consultants and not managers of the Company and/or any of the Beneficiary Affiliates. The Consultant shall not have any authority or power to commit the Company and/or any Beneficiary Affiliate to any contract with any third party pursuant to this Agreement.

Subject to Section 3 and Section 8, the Consulting Services shall be provided free-of-charge.

3. Consulting Expenses.

In consideration for the performance of the Consulting Services, the Company hereby agrees to pay (or to procure that one or more of the Beneficiary Affiliates shall pay), the following expenses.

(a) The Company shall pay to the Consultants (or, at the Consultant’s request, its designee(s)), all reasonable out-of-pocket expenses incurred by or on behalf of the Consultants and/or their Affiliates in rendering the Consulting Services, including irrecoverable VAT thereon (the “Consulting Expenses”).

(b) On the first Business Day of each calendar quarter the Company shall pay to the Consultants (or at the Consultant’s request, to the designee(s)) the Consulting Expenses incurred by the Consultants during the previous calendar quarter.

(c) Upon termination of this Agreement for any reason under Section 1, the Company shall pay all amounts accrued but unpaid pursuant to this Agreement as of the date of such termination. Any amount payable pursuant to this Section 3(c) shall be paid no later than 31 January of the calendar year immediately following the calendar year in which this Agreement is terminated.

(d) All Consulting Expenses shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated by the Consultants.

4. Recharge of Consulting Expenses and Other Matters. The Consultants acknowledge that the Company may recharge to the Beneficiary Affiliates such proportion of the Consulting Expenses as relates to the benefit provided to such Beneficiary Affiliates by the relevant Consulting Services. The Consultants shall, if requested, provide the Company and/or the Beneficiary Affiliates (as relevant) with such evidence as they may reasonably request of the Consulting Services provided for the benefit of the Company and/or such Beneficiary Affiliates (as the case may be).

5. Information Rights. The Company shall furnish to Consultants such financial information regarding the Company and its Affiliates as the Consultants may reasonably request, including monthly management reports and the annual budget, in each case as soon as practicable, and in any case, for the monthly management report, within 30 days of the end of the month.

(a) Each Consultant hereby acknowledges that (i) it is aware, and that it will advise each of its Affiliates and Consultant’s and its Affiliates’ respective representatives who are provided any Confidential Information (as defined in Section 6 hereof) of the Company, including the information provided pursuant to this Section 5, that the U.S. securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) each Consultant is familiar with the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and agrees that Consultant, its Affiliates and their respective representatives will not use, or communicate to any person under circumstances where it is reasonably likely that such person is likely to use or cause any person to use, any such information in contravention of the Exchange Act or any of its rules and regulations, including Rules 10b-5 and 14e-3.

6. Confidentiality.

(a) From and after the date hereof, each Consultant shall, and shall cause its Subsidiaries and controlled Affiliates to, maintain in confidence and use only in connection with its investment in the Company and for purposes of the business of the Company and its Subsidiaries, all Confidential Information. “Confidential Information” means all information concerning the Company or its Subsidiaries or the financial condition, business, operations or prospects of the Company or its Subsidiaries in the possession of or furnished to Consultant.

(b) Each Consultant may disclose Confidential Information to its Subsidiaries, Affiliates, counsel, advisers, consultants, outside contractors, bankers, financing sources, and other agents, on the condition that such Persons agree to keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential, solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement; provided that the disclosing party shall remain liable with respect to any breach of this Section 6 by any such Subsidiaries, Affiliates, counsel, advisers, consultants, bankers, financing sources, outside contractors and other agents.

(c) Notwithstanding Section 6(a) or Section 6(b) above, each Consultant may disclose such Confidential Information (i) to the extent necessary or advisable in order to perform the Consulting Services hereunder, provided that the Person to which disclosure the Confidentiality Information is made is under a duty to maintain the confidentiality of such information, (ii) to the extent Consultant is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (iii) for purposes of reporting to its members, partners or stockholders the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements, (iv) to the extent required to be disclosed by applicable law, rule or regulation; provided that in connection with any such disclosure (A) a disclosing party shall only disclose such Confidential Information as is required to be disclosed in connection with the foregoing, (B) to the extent reasonably practicable, a disclosing party shall provide the Company with prompt and advance written notice of any such intended disclosure so that the Company has a reasonable opportunity to limit such disclosure, or (if applicable, and to the extent reasonably practicable) seek a protective order or other appropriate remedy to prevent such disclosure, and (C) a disclosing party shall use its reasonable efforts to seek confidential treatment (consistent with the terms hereof) by the Person to whom such disclosure is made. Consultants acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 6 and that the Company shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.

(d) The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that (i) is or becomes patented, published, or otherwise part of the public domain other than by acts of Consultant in contravention of this Agreement, (ii) is disclosed to a Consultant by a third party, unless such Confidential Information was obtained by such third party directly or indirectly from Consultant hereto on a confidential basis, (iii) prior to disclosure under this Agreement, was already in the possession of a Consultant, unless such Confidential Information was obtained directly or indirectly from Consultant on a confidential basis, or (iv) is independently acquired or developed by a Consultant other than by acts of a Consultant in contravention of this Agreement.

7. Liability. Neither Consultant nor any of their Affiliates, partners, members, agents, advisors and controlling Persons (nor their respective directors, officers and employees) (collectively, the “Consultant’s Group”) shall be liable to any of the Company and/or any Beneficiary Affiliate for any Loss arising out of or in connection with the performance of the Consulting Services. Consultants make no representations or warranties, express or implied, in respect of the Consulting Services to be provided by any member of the Consultant’s Group. Except as Consultants may otherwise elect in writing after the date hereof: (a) each member of the Consultant’s Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as the Company and the Beneficiary Affiliates or (ii) do business with any client or customer of the Company and the Beneficiary Affiliates; (b) no member of the Consultant’s Group shall be liable to the Company and/or any Beneficiary Affiliate for breach of any duty (contractual or otherwise) by reason of any of the activities referred to in the foregoing sub-section (a) or of such member’s participation therein; and (c) in the event that any member of the Consultant’s Group acquires knowledge of a potential transaction or matter that may be a constitute an opportunity (or potential opportunity) for the Company and/or any Beneficiary Affiliate, no member of the Consultant’s Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and/or any Beneficiary Affiliate, and, notwithstanding any provision of this Agreement to the contrary, no member of the Consultant’s Group shall be liable to the Company and/or any Beneficiary Affiliate for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Consultant’s Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company and/or any Beneficiary Affiliate. In no event will any member of the Consultant’s Group be liable to any of the Company and/or any Beneficiary Affiliate for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise). This Section 7 does not limit or exclude any liability for fraud or any liability for a breach of Section 6 (Confidentiality) hereof.

8. Indemnity. In consideration of the execution and delivery of this Agreement by the Consultants, the Company shall indemnify, exonerate and hold each member of the Consultant’s Group (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Company’s obligations hereunder (including but not limited to the obligations specified in this Section 8), free and harmless from and against any and all Loss arising from any Claim (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to the execution, delivery, performance, enforcement or existence of this Agreement or the Consulting Services, or non-performance by the Company, except for any such Indemnified Liabilities arising from such Indemnitee’s gross negligence, willful misconduct or breach of Section 6 (Confidentiality) hereof, and if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 8, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby agrees that the Company is the indemnitor of first resort (i.e., its obligations to Indemnitees under this Agreement are primary and any obligation of the Consultant (or any Affiliate thereof) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitees are secondary), and if the Consultant or any Affiliate thereof pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract or constitutional documents) with any director or officer of the Company, then (i) the Consultant (or any such Affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Company shall reimburse the Consultant (or any such Affiliate, as the case may be) for the payments actually made and waives any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any Claim or remedy of any Indemnitee against any Indemnitee, whether such Claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such Claim, remedy or right.

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not effect the validity, legality, or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality, or enforceability of any provision in any other jurisdiction. Instead, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

10. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, (c) two (2) Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid), or (d) by e-mail. Such notices, demands and other communications shall be sent to the parties hereto at the addresses set forth below.

To the Company:

Atento S.A.

C/Santiago de Compostela

No 94, 9a planta

Madrid- 28035 Spain

Attention:        Chief Financial Officer

To the Consultants:

Bain Capital Europe, LLP

Devonshire House

Mayfair Place

London W1J 9AJ

UK

E-mail: mbethell@baincapital.com

Attention: Melissa Bethell

11. Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), or (ii) if such Person or other Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to either Person or an Affiliate thereof;

(b) “Agreement” has the meaning set forth in the preamble;

(c) “Beneficiary Affiliate” and “Beneficiary Affiliates” have the meanings set forth in the preamble;

(d) “Business Day” means any day from Monday to Friday (inclusive) other than public bank holidays during normal working hours in New York, New York, United States of America, London, England, the Grand Duchy of Luxembourg and Spain;

(e) “Claims” means any action, claim, cause of action, suit or similar (excluding regarding taxes);

(f) “Company” has the meaning set forth in the preamble;

(g) “Confidential Information” has the meaning set forth in Section 6;

(h) “Consultant” has the meaning set forth in the preamble;

(i) “Consultant’s Group” has the meaning set forth in Section 7;

(j) “Consulting Expenses” has the meaning set forth in Section 3(a);

(k) “Consulting Services” has the meaning set forth in Section 2;

(l) “Effective Date” has the meaning set forth in the preamble;

(m) “Exchange Act” has the meaning set forth in Section 5;

(n) “Indemnitees” has the meaning set forth in Section 8;

(o) “Indemnified Liabilities” has the meaning set forth in Section 8;

(p) “Loss” means losses, liabilities, damages, costs and/or expenses in connection therewith, including without limitation all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, responding to a subpoena, or otherwise participating in, any proceeding including, but not limited to, litigation expenses incurred after the date on which none of the Consultant, its Affiliates or members of the Consultant’s Group, or associated investment funds own an interest in the Company, the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such expenses;

(q) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof;

(r) “Subsidiary” and “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity;

(s) “Tax” means any tax, assessment or other central or local government charge of any nature whatsoever of any jurisdiction;

(t) “Term” has the meaning set forth in Section 1; and

(u) “VAT” means any value added, sales, turnover, consumption or similar Tax of any jurisdiction.

12. Assignment. No party may assign any obligations hereunder to any other Person without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided that the Consultant may, without the consent of the Company, assign any of its rights and/or obligations under this Agreement to any member of the Consultant’s Group or to any of its affiliated investment funds, whereupon, in each case, the assignor nevertheless shall remain liable for the performance of its obligations hereunder.

13. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment, or waiver has been approved in writing by such party. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

14. Successors. This Agreement and all the obligations and benefits hereunder shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of each of them.

15. Contracts (Rights of Third Parties) Act 1999. This Agreement does not confer any rights on any person under the Contracts (Rights of Third Parties) Act 1999, except that each Indemnitee is intended to benefit from the provisions of Section 8, and may enforce those provisions under section 1 of the Contracts (Rights of Third Parties) Act 1999. This letter may be varied, rescinded or terminated by the parties without the consent of any person referred to in the preceding sentence

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

17. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed and construed in accordance with the laws of England. Each party to this Agreement irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with this letter).

19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services and Information Rights Agreement as of the date first written above.

ATENTO S.A.

By:	/s/ Aurelien Vasseur
Name:	Aurelien Vasseur
Title:	Director

BAIN CAPITAL, LTD.

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Managing Director

PORTFOLIO COMPANY ADVISORS LTD

By:	/s/ James Boudreau
Name:	James Boudreau
Title:	Managing Director